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                                                                EXHIBIT A(1)(iv)


                                 [RALCORP LOGO]

                             RALCORP HOLDINGS, INC.

                           OFFER TO PURCHASE FOR CASH
                           BY RALCORP HOLDINGS, INC.
                   UP TO 4,000,000 SHARES OF ITS COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)
   AT A PURCHASE PRICE NOT GREATER THAN $24.00 NOR LESS THAN $21.00 PER SHARE SAVINGS INVESTMENT PLAN DEADLINE IS 5:00 P.M., EASTERN TIME, ON DECEMBER 5,
                                     2002.

To the Participants in Ralcorp's Savings Investment Plan:

     Enclosed for your consideration are the Offer to Purchase dated November 12, 2002 and the related Letter of Transmittal in connection with the offer by Ralcorp Holdings, Inc., a Missouri corporation, to purchase shares of its $.01 par value common stock. Ralcorp is offering to purchase up to 4,000,000 shares at a price not greater than $24.00 nor less than $21.00 per share, net to the seller in cash, without interest, as specified by shareholders tendering their shares. As a participant in Ralcorp's Savings Investment Plan, you may tender shares that are held on your behalf in the savings plan. By instructing Vanguard to "tender" your shares, you are instructing Vanguard to sell your shares for cash in response to the offer. If you wish to do so, you must direct the plan trustee, the holder of record, to do so on your behalf by following the instructions in this letter.

     ALL TRANSACTIONS IN THE RALCORP STOCK FUND WILL BE TEMPORARILY
IMPACTED. All holders in the Ralcorp stock fund will be prohibited from doing any new financial transactions in the stock fund from December 6 to December 16, or such shorter period as determined by Vanguard. In addition, if you elect to tender shares in response to the offer, you will not be able to conduct transactions on those shares up until the time the tender proceeds are received, or it has been determined that such shares have not been accepted in the offer.

     If you do not wish to direct the sale of any portion of the shares in your savings plan account, you do not need to take any action. If you would like to direct the sale of some or all of the shares held on your behalf in your savings plan account in response to this offer, detailed instructions on how to tender those shares are set forth below.

     Summary of the Offer. Ralcorp will select the lowest purchase price that will allow it to buy 4,000,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not withdrawn. Ralcorp will pay the same price for all shares purchased in the offer. All shares properly tendered at prices at or below the purchase price and not properly withdrawn will be purchased, subject to the conditions of the offer and the "odd lot" priority, proration and conditional tender provisions described in the enclosed Offer to Purchase. If more than the number of shares Ralcorp seeks are properly tendered, Ralcorp will not purchase all of the shares tendered at or below the purchase price because of proration. Shares tendered at prices in excess of the purchase price that is determined by Ralcorp and shares not purchased because of proration or conditional tenders will be returned as promptly as practicable following the expiration of the offer.

     Ralcorp's offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal, which, as amended or supplemented from time to time, together constitute the offer. All shares tendered and purchased will include the associated common stock purchase rights issued pursuant to the Shareholder Protection Rights Agreement (as amended), dated as of December 27, 1996, between Ralcorp and the Rights Agent named therein, and, unless the context otherwise requires, all references to shares include the associated common stock purchase rights.

     Ralcorp reserves the right, in its sole discretion, to purchase more than 4,000,000 shares pursuant to the offer.

     You must carefully follow the instructions below if you want to direct the trustee to tender some or all of the shares held on your behalf in your savings plan account. Failure to follow the instructions below properly may make you ineligible to direct the trustee to tender the shares held in your savings plan account in the offer. Vanguard Fiduciary Trust Company, as trustee of the savings plan, is the holder of record of the shares held in your savings plan account. Pursuant to your instructions, Vanguard will complete a Letter of Transmittal with respect to the shares held on your behalf in your savings plan account. A TENDER OF THE SHARES HELD ON YOUR BEHALF IN YOUR SAVINGS PLAN ACCOUNT CAN BE MADE ONLY BY VANGUARD, AS THE TRUSTEE OF THE SAVINGS PLAN AND THE REGISTERED HOLDER OF THE SHARES.

     If you tender shares, the tender proceeds received will be reinvested in the Vanguard Federal Money Market Fund. Once the tender proceeds have been credited to your savings plan accounts, you may reallocate your investments among the various investment funds under the savings plan in the usual manner.

     Because the terms and conditions of the Letter of Transmittal will govern the tender of the shares held in the savings plan, you should read the Letter of Transmittal carefully. The Letter of Transmittal, however, is furnished to you for your information only and cannot be used by you to tender shares that are held on your behalf in your savings plan account. You should also read the Offer to Purchase carefully before making any decision regarding the offer.

     The offer is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of shares of common stock of Ralcorp. The offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares of common stock of Ralcorp residing in any jurisdiction in which the making of the offer or acceptance thereof would not be in compliance with the securities laws of that jurisdiction.

     Instruction to Tender Shares. To instruct the trustee to tender any or all of the shares held on your behalf in your savings plan account, you must complete the enclosed Directions Form and return it to Vanguard in the enclosed self-addressed envelope.

     Please note the following:

     1. If you wish to tender some or all of the shares held on your behalf in your savings plan account, Vanguard must receive your Directions Form at least four business days before the expiration of the offer, the "Plan Deadline," otherwise the trustee will not tender any shares held on your behalf in the savings plan. The offer, proration period and withdrawal rights will expire at 5:00 p.m., Eastern time, on Wednesday, December 11, 2002, unless the offer is extended. Consequently, your Directions Form must be received by Vanguard no later than 5:00 p.m., Eastern time on Thursday, December 5, 2002.

     2. Shares held on your behalf in your savings plan account may be tendered at prices not greater than $24.00 nor less than $21.00 per share.

     3. The savings investment plan is prohibited by applicable ERISA rules from selling shares to Ralcorp for a price that is less than the prevailing market price. Accordingly, if you elect to tender shares at a price that is lower than the prevailing price of Ralcorp's common stock on the NYSE at the expiration of the offer, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than that closing price. If the market price of our common stock at the expiration of the offer is higher than the price at which we are purchasing shares pursuant to the offer, then those tenders will be invalid under applicable law and those shares will not be purchased by us.

     4. The offer is for up to 4,000,000 shares, constituting approximately 13.3% of the shares outstanding as of November 8, 2002. The offer is not conditioned on any minimum number of shares being tendered. The offer is, however, subject to other conditions described in the Offer to Purchase. If your holdings of Ralcorp stock in your plan account have changed, timely instructions provided to
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           Vanguard will be followed with respect to the shares held in your account as of the Plan Deadline. For example, if additional common stock is allocated to your Plan account before the Plan Deadline, the instructions you give will also be followed with respect to those additional shares.

     5.    Ralcorp's Board of Directors has approved the making of the offer.

        HOWEVER, NEITHER RALCORP NOR RALCORP'S BOARD OF DIRECTORS NOR THE DEALER MANAGER IS MAKING ANY RECOMMENDATION WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AT WHAT PURCHASE PRICE YOU SHOULD CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM.

     6. Your tender instructions will be held in confidence by Vanguard and Georgeson Shareholder Communications Inc. and will not be divulged or released to any directors, officers or employees of Ralcorp except as required by law.

     7. As more fully described in the Offer to Purchase, tenders will be deemed irrevocable unless timely withdrawn.

        - If you instruct the trustee to tender the shares held on your behalf in your savings plan account, and you subsequently decide to change your instructions or withdraw your tender of shares, you may do so by submitting a new Directions Form.

        - However, the new Directions Form will be effective only if it is received by Georgeson Shareholders Communications Inc., at the address on the back cover of the Offer to Purchase, on or before 5:00 p.m., Eastern time, on Thursday, December 5, 2002, four business days before the expiration of the offer.

        - If your new Directions Form directed the trustee to withdraw from tender the shares held on your behalf in your savings plan account, you may later re-tender those shares by submitting another Directions Form so long as it is received by Georgeson Shareholders Communications Inc. on or before four business days before the expiration of the offer.

        - Additional Directions Forms may be obtained by calling Georgeson Shareholder Communications Inc. at (866) 870-4326.

     UNLESS YOU DIRECT THE TRUSTEE ON THE ENCLOSED DIRECTIONS FORM TO TENDER THE SHARES HELD ON YOUR BEHALF IN YOUR SAVINGS PLAN ACCOUNT, NO SHARES WILL BE TENDERED.

     IF YOU HAVE ANY QUESTIONS ABOUT THE OFFER OR ANY OF THE OTHER MATTERS DISCUSSED ABOVE, PLEASE CALL GEORGESON SHAREHOLDER COMMUNICATIONS INC., THE INFORMATION AGENT, AT (866) 870-4326.

     IF YOU HAVE ANY QUESTIONS ABOUT YOUR PLAN ACCOUNT, PLEASE CALL VANGUARD PARTICIPANT SERVICES AT (800) 523-1188.

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

                                DIRECTIONS FORM
                 WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH
                           BY RALCORP HOLDINGS, INC.
                   UP TO 4,000,000 SHARES OF ITS COMMON STOCK

THIS FORM MUST BE RECEIVED BY 5:00 P.M., EASTERN TIME, THURSDAY, DECEMBER 5, 2002, (UNLESS THE OFFER IS EXTENDED). In the event that Ralcorp Holding extends its expiration date for the offer (which is currently set for 5:00 p.m., Eastern Time, on December 11, 2002), the Plan Deadline will automatically be extended to four business days prior to the new expiration date.
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      The undersigned acknowledges receipt of the accompanying letter and enclosed Offer to Purchase, dated November 12, 2002, and the related Letter of Transmittal and Letter to the Participants in Ralcorp's Savings Investment
 Plan in connection with the offer by Ralcorp Holdings, Inc., a Missouri corporation, to purchase up to 4,000,000 shares of its common stock, $0.01 par value per share.

      These Instructions will instruct Vanguard, as trustee of Ralcorp's Savings Investment Plan and holder of record, to tender unconditionally the number of shares indicated below (or if no number is indicated below, all shares) held by Vanguard for the undersigned's Savings Investment Plan account upon the terms and subject to the conditions set forth in the Offer to Purchase.

      NOTE: SHARES ALLOCATED TO PARTICIPANT ACCOUNTS FOR WHICH VANGUARD DOES NOT RECEIVE DIRECTIONS WILL NOT BE TENDERED.

      PERCENTAGE OF SHARES TENDERED UNCONDITIONALLY: ________% OF SHARES (PLEASE INDICATE THE PERCENTAGE OF SHARES YOU WISH VANGUARD TO TENDER FROM YOUR SAVINGS INVESTMENT PLAN ACCOUNT. IF THIS SPACE IS LEFT BLANK, VANGUARD WILL TENDER UNCONDITIONALLY 100% OF THE SHARES FROM YOUR SAVINGS INVESTMENT PLAN ACCOUNT.)

        PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED

[ ] $21.00  [ ] $22.00  [ ] $23.00  [ ] $24.00
[ ] $21.25  [ ] $22.25  [ ] $23.25
[ ] $21.50  [ ] $22.50  [ ] $23.50
[ ] $21.75  [ ] $22.75  [ ] $23.75

     (The requested price per share must be in increments of $0.25, starting at $21.00 per share up to and including $24.00 per share.)

    Dated ------------------------------ , 2002

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    (Signature)

    Print
    Name: ----------------------------------------------------------------------

    Print Social Security
    Number: ----------------------------------------------------------------------

    Address: ----------------------------------------------------------------------

    Daytime Telephone Number with Area
    Code: ----------------------------------------------------------------------

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